Exhibit 23.3     Consent of PricewaterhouseCooper LLP







                  CONSENT OF INDEPENDENT ACCOUNTANTS






We hereby consent to incorporation by reference in the Registration Statement on Form S-8 (No. 333-42193) of LaSalle Partners Incorporated and subsidiaries of our reports dated September 4, 1998 and September 17, 1998 relating to the combined financial statements of The Compass Companies for the years ended December 31, 1996 and 1995 and the consolidated financial statements of The Yarmouth Group Property Management, Inc. for the six month period ended June 30, 1997 and for the years ended December 31, 1996 and 1995, respectively, which appear in the Current Report on Form 8-K of LaSalle Partners Incorporated and subsidiaries dated October 13, 1998.






/s/  PricewaterhouseCooper LLP
Atlanta, Georgia
October 8, 1998